Exhibit 3.1

SC HEALTH CORPORATION

(the "Company")

EXTRACT OF MINUTES OF THE EXTRAORDINARY GENERAL MEETING OF THE COMPANY
HELD AT, 108 ROBINSON ROAD #10-00, SINGAPORE AT 2.00 PM ON 12 JANUARY 2021

The following is an extract of minutes of the extraordinary general meeting of the Company dated 12 January 2021 (the "Minutes"). Capitalised terms not defined herein are defined in the Minutes.

4.	RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION

4.1	The Chairman noted that the purpose of the meeting was to consider and, if thought fit, to pass the following resolution as a special resolution (the "Special Resolution"):

That article 163 (a) of the Company's Articles be deleted and replaced as follows:

“(a) either the Company does not consummate a Business Combination by twenty one months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company's Members is passed pursuant to the Companies Act (as amended) to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.”

5.	VOTING

5.3	The Chairman declared the Special Resolution carried.

We, Walkers Corporate Limited, do hereby declare that the above is a true and exact copy of an extract of the resolutions of the Company dated on 12 January 2021.

For and on behalf of Walkers Corporate Limited
Signature:

Name:	Otelia Scott Authorised Signatory

Date printed: 12 Jan 2021	Walkers Corporate Limited
Filed: 13-Jan-2021 10:08 EST
	www.verify.gov.ky File#: 345814	Auth Code:G03321647589